Exhibit 3.6

THE COMPANIES LAW

Company Limited by Guarantee

and not having a share capital

ARTICLES OF ASSOCIATION

OF

KOSMOS ENERGY HOLDINGS

INTERPRETATION

1.	(a)	In these Articles the following terms shall have the meanings set opposite unless the context otherwise requires:-

(i)	Articles	these Articles of Association of the Company from time to time in force;

(ii)	Board	the Board of Managers of the Company at any time;

(iii)	Capital Accounts	the accounts to be kept as part of the accounting records of the Company reflecting the economic interests of the Members in the Company pursuant to Article 36;

(iv)	Company	Kosmos Energy Holdings;

(v)	Law

the Companies Law (2003 Revision) of the Cayman Islands and any amendment or other statutory modification thereof and where in these Articles any provision of the Law is referred to, the reference is to that provision as modified by any law for the rime being in force;

(vi)	Managers	the Managers of the Company for the time being or, as the case may be, the Managers assembled as a board, and the term Manager shall be included in any reference to directors under the Law;

(vii)	Meeting	shall include, without limitation, a general

meeting in the case of Members;

(viii)	Member	a person who is registered in the Register of Members as a Member of the Company;

(ix)	Membership Interests

the interest of a Member in the Company, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Law, these Articles, the Operating Agreement or otherwise) in its capacity as a Member and otherwise to participate in the management of the Company; and all obligations, duties and liabilities imposed on that Member (under the Law, these Articles, the Operating Agreement or otherwise) in its capacity as a Member; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Manager, and Membership Interests shall be divided into Units;

(x)	Month	a calendar month;

(xi)	officers	any officer of the Company;

(xii)	Operating Agreement	that certain Operating Agreement entered into, or to be entered into, by and among the Company and the Members named therein as amended or supplemented from time to time;

(xiii)	Ordinary Resolution	a resolution of a general meeting passed by a majority of the Members entitled to vote present at the meeting or a written resolution signed by all Members entitled to vote;

(xiv)	Registered Office	the registered office of the Company as provided in Section 50 of the Law;

(xv)	Register of Members	the register of Members to be kept pursuant to Section 40 of the Law;

(xvi)	Special Resolution	a resolution of a general meeting passed by a two thirds majority of the Members entitled to vote thereat present at the meeting or a written resolution signed by all Members entitled to vote and otherwise in accordance with Section 60 of the Law;

(xvii)	Units

Units of the Company which may be divided into, and designated and issued as, classes and series of Units, and which shall have such preferences, rights, qualifications, limitations and restrictions as are set forth in these Articles or in the Operating Agreement.

(b)                                 Unless the context otherwise requires, expressions defined in the Law and used herein shall have the meanings so defined.

(c)                                  In these Articles unless the context otherwise requires:-

(i)                                     words importing the singular number shall include the plural number and vice-versa;

(ii)                                  words importing the masculine gender only shall include the feminine gender;

(iii)                               words importing persons only shall include companies or associations or bodies of persons whether incorporated or not;

(iv)                              a notice provided for herein shall be in writing unless otherwise specified and all reference herein to “in writing” and “written” shall include printing, lithography, photography and other modes of representing or reproducing words in permanent visible form; and

(v)                                 “may” shall be construed as permissive and “shall” shall be construed as imperative.

(d)                                 Heading used herein are intended for convenience only and shall not affect the construction of these Articles.

2.                                       Operating Agreement

Unless otherwise set out in these Articles, or otherwise required by the Law, all provisions governing the operation of the Company shall be as set out in the Operating Agreement.

MEMBERSHIP

3.                                       Initial Member - The subscriber to the Memorandum of Association shall be the sole initial Member of the Company, and is admitted to the Company as a

Member effective contemporaneously with the registration of the Company under the Law.

4.                                       Additional Members - Additional persons may be admitted by the Company as Members in accordance with the Operating Agreement (including by any addendum thereto) and registered in the Register of Members as such only by the Managers and on the terms and conditions of these Articles and the Operating Agreement, and upon admission such persons shall be Members, provided, however, that a person who is named in Schedule I of the Operating Agreement as a Member, and who is a signatory to the Operating Agreement, shall be admitted as a Member of the Company automatically upon signature of the Operating Agreement without further action. Any minimum and maximum number of Members shall be as set out in the Operating Agreement.

5.                                       Liability of Members -

(a)                                  No Member shall be liable to third parties for the debts, obligations or liabilities of the Company except as expressly agreed to by any such Member.

(b)                                 The liability of the Members to the Company shall be limited to the amount guaranteed to be contributed by each Member in the event of the Company being wound up pursuant to Clause 6 of the Memorandum of Association, provided that it shall be lawful for any Member to guarantee any larger sum than US$1.00 by executing a bond or subscription contract with the Company to that effect.

6.                                       Register of Members - The Company shall maintain a Register of Members in accordance with the Law specifying the name and address of each Member and the date on which each Member was entered on such Register and the date on which each Member ceased to be a Member as well as the amount of the guarantee obligation of each Member pursuant to Clause 6 of the Memorandum of Association.

7.                                       Class Rights of Members - The rights attached to any class or series of Units (unless otherwise provided by the terms of admission or issuance of that class or series) may be varied in accordance with the Operating Agreement.

8.                                       Equitable Interests - Except as required by law, no person shall be recognised by the Company as holding any Membership Interest or Unit upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Membership Interest or Unit (except only as by these Articles or by law otherwise provided or under an order of a court of competent jurisdiction) or any other rights in respect of any Member in respect of any Membership Interest or Unit except an absolute right to the entirety thereof in the registered holder.

9.                                       Issue of Membership Interests and Units - Membership Interests shall be acquired and Units shall be issued to Members in accordance with, and subject to such terms and conditions attached thereto as shall be set out in, the provisions of these Articles and the Operating Agreement. Units may be issued in such classes and series, and with such rights, terms and conditions attached thereto, as may be set out in these Articles and in the Operating Agreement. In particular, the Units will be subject on issue to such provisions relating to anti-dilution and preemption in respect thereto as shall be set out in the Operating Agreement.

10.                                 Membership Interests and Units shall have such rights, terms and conditions (if any) attached to them in respect of conversions and exchanges as shall be set out in the Operating Agreement.

TRANSFER AND TRANSMISSION OF MEMBERSHIP INTERESTS

AND UNITS

11.                                 The disposition or transfer of Membership Interests in the Company, including Units, shall be governed by the Operating Agreement.

CESSATION OF MEMBERSHIP

12.                                 A Member shall cease to be a Member of the Company:

(a)                                  in the case of the subscriber to the Memorandum of Association, automatically upon the admission of any other person to the Company as a Member; and

(b)                                 in the case of any other Members, upon the satisfaction of such conditions, and in accordance with such provisions, as are set out in the Operating Agreement.

13.                                 Membership Interests, including Units, shall be subject to such provisions, if any, relating to forfeiture, redemption, repurchase and buy-back as set out in the Operating Agreement.

MEETINGS OF MEMBERS

14.                                 Meetings (including general meetings) of the Members shall be held at such times, in such places and shall be convened or requisitioned in accordance with the detailed provisions set out in the Operating Agreement.

15.                                All provisions relating to quorum, calling, the giving of notices, dissolution, adjournment and proceedings of meetings of Members shall be as set out in the Operating Agreement.

16.                                A resolution of the Members, whether an Ordinary Resolution or a Special Resolution (subject to the provisions of the Law) in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings, (or being corporations by their duly authorised representatives) including a resolution signed in counterpart by or on behalf of such Members or by way of signed telefax transmission, shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

VOTES OF MEMBERS

17.                                The voting rights and procedures relating to the exercise of votes of Members and appointment of proxies shall be as set out in the Operating Agreement.

MANAGERS, OFFICERS AND BOARD

18.                                (a)                                  The name of the first Managers shall be determined in writing by the subscriber(s) of the Memorandum of Association.

(b)                                 Notwithstanding any provision in these Articles to the contrary, a sole Manager shall be entitled to exercise all of the powers and functions of the Managers which may be imposed on them by Law or by these Articles or by the Operating Agreement.

POWERS AND DUTIES OF MANAGERS

19.                                The business of the Company shall be conducted and managed by the Managers, acting through the Board, who may pay all expenses incurred in setting up and registering the Company and may exercise all such powers of the Company as are not, by the Law or these Articles or the Operating Agreement, required to be exercised by the Company in general meeting, subject, nevertheless, to any clause of these Articles and the Operating Agreement, to the provisions of the Law, and to such regulations, being not inconsistent with the aforesaid clauses or provisions, as may be prescribed by the Company in general meeting but no regulation made by the Company in general meeting shall invalidate any prior act of the Managers which would have been valid if that regulation had not been made.

20.                                All provisions relating to the appointment, powers and duties of Managers, and the appointment, powers and duties of officers, shall be as set out in the Operating Agreement.

21.                                Subject always to the terms of the Operating Agreement, the Managers may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security or guarantee for any debt, liability or obligation of the Company or of any third party.

22.                                                         (a)         Subject always to the provisions of the Operating Agreement, the Managers may delegate any of the powers exercisable by them to a person or persons acting individually or jointly as they may from time to time by resolution appoint upon such terms and conditions and with such restrictions as they may think fit, and may from time to time by resolution revoke, withdraw, alter or vary all or any such powers.

(b)        All cheques, promissory notes, drafts, bills of exchange and other negotiable instruments, and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed, or otherwise executed, as the case may be, in such manner as the Managers shall from time to time by resolution determine.

DISQUALIFICATION AND CHANGES OF MANAGERS

23.                                Subject to applicable law, the office of Manager shall be vacated in accordance with the terms of the Operating Agreement.

24.                                Any casual vacancy occurring in the Board of Managers may be filled in accordance with the provisions (if any) set out in the Operating Agreement.

25.                                The Managers shall only have the power at any time, and from time to time, to appoint a person as an additional Manager or persons as additional Managers in accordance with the provisions (if any) in relation thereto set out in the Operating Agreement.

26.                                The Members shall be entitled to appoint and remove a Manager or Managers solely in accordance with the provisions set out in the Operating Agreement.

PROCEEDINGS OF MANAGERS

27.                                All matters relating to meetings of Managers, including, but without limitation, those relating to the procedure for calling meetings, notices, quorum, voting and alternates and appointment of committees, shall be as set out in the Operating Agreement.

28.                                Subject to any contrary provision in the Operating Agreement, the continuing Managers may act notwithstanding any vacancy in their body, but, if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Managers, the continuing Managers may act for the purpose of increasing the number of Managers to that number, or of summoning a general meeting of the Company, but for no other purpose.

29.                                Subject to any contrary provision in the Operating Agreement, any Manager or officer may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Manager or officer Provided that nothing herein contained shall authorise a Manager or officer or his firm to act as auditor of the Company.

30.                                Subject to the provisions of the Operating Agreement, no person shall be disqualified from the office of Manager or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Manager shall be in any way interested be or be liable to be avoided, nor shall any Manager so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or transaction by reason of such Manager holding office or of the fiduciary relation thereby established. A Manager shall be counted in the quorum of any relevant meeting which he attends and shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid provided however that the nature of the interest of any Manager in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon and a general notice that a Manager is a shareholder of any specified firm or company and/or is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure hereunder and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

31.                                (a)          All acts done by any meeting of the Managers or of a committee of Managers, or by any person acting as a Manager shall, notwithstanding that it be afterwards discovered that there was some inadvertent defect in the appointment of any such Manager or person acting as aforesaid, be as valid as if every such person had been duly appointed and was qualified to be a Manager.

(b)         The Managers shall be entitled to act by unanimous written resolution in accordance with the provisions of the Operating Agreement.

DISTRIBUTIONS

32.                                Subject in each case to restrictions imposed by applicable law, the Company or the Managers may make such distributions to holders of Units in the amounts, at the times, to such persons and in all respects as set out in the Operating Agreement.

33.                                No distribution shall be paid otherwise than out of monies available for payment as a distribution in accordance with the Law.

34.                                All other provisions relating to distributions shall be as set out in the Operating Agreement.

ACCOUNTS

35.                                The books of account relating to the Company’s affairs shall be kept in accordance with the Law and otherwise in such manner as may be determined from time to time by the Company by Ordinary Resolution or failing such determination by the Managers of the Company.

36.                                Capital Accounts - A separate Capital Account shall be established and maintained for each Member in the books and records of the Company. The initial balance of a Member’s Capital Account shall equal the original capital contribution made by such Member to the Company. The Capital Account of such Member shall thereafter increase and decrease in the manner as specified in the Operating Agreement. All other provisions governing the operation of Capital Accounts shall be as set out in the Operating Agreement.

WINDING UP

37.                                All provisions in relation to the winding up of the Company, and the order of distribution of any assets in connection therewith (if applicable), shall be as set out in the Operating Agreement.

NOTICES

38.                                All provisions relating to the giving and acceptance of notices shall be as set out in the Operating Agreement, unless otherwise set out in these Articles.

39.                                If a Member has no registered address and has not supplied to the Company an address for the giving of notice to him, a notice addressed to him and advertised in a newspaper circulating in the Cayman Islands shall be deemed to be duly given to him at noon on the day following the day on which the newspaper is circulated and the advertisement appeared therein.

40.                                A notice may be given by the Company to the joint holders of a Membership Interest or Unit by giving the notice to the joint holder named first in the Register of Members in respect of the Membership Interest or Unit.

41.                                A notice may be given by the Company to the person entitled to a Membership Interest, including a Unit, in consequence of the death or bankruptcy of a Member by sending it through the post in a prepaid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description, at the address, if any, supplied for the purpose by the persons claiming to be so entitled, or (until such an address has been so supplied) by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

42.                                Notice of every general meeting shall be given in some manner hereinbefore authorised to:

(a)                                 every Member entitled to vote except those Members entitled to vote who (having no registered address) have not supplied to the Company an address for the giving of notices to them; and

(b)                                every person entitled to a Membership Interest, including a Unit, in consequence of the death or bankruptcy of a Member, who, but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other persons shall be entitled to receive notices of general meetings.

RECORD DATE

43.                                The Managers may fix in advance a date as the record date for any determination of Members entitled to notice of or to vote at a meeting of the Members, or for any other purpose, in accordance with the provisions set out in the Operating Agreement.

AMENDMENT OF MEMORANDUM AND ARTICLES

44.                                Subject to and insofar as permitted by the provisions of the Law, the Company may from time to time by Special Resolution alter or amend its Memorandum of Association or these Articles in whole or in part, including, for the avoidance of doubt, by resolution signed by the initial Member of the Company, provided however that no such amendment shall affect the rights attaching to the Members or to any class or series of Units without the consent or sanction provided for in Article 7.

ORGANISATION EXPENSES

45.                                The preliminary and organisation expenses incurred in forming the Company shall be paid by the Company and may be amortised in such manner and over such period of time and at such rate as the Managers shall determine and the amount shall be paid all in accordance with the provisions set out in the Operating Agreement.

OFFICES OF THE COMPANY

46.                             The Registered Office of the Company shall be at such address in the Cayman Islands as the Managers shall from time to time determine. The Company, in addition to its Registered Office, may establish and maintain an office in the Cayman Islands or elsewhere as the Managers may from time to time determine.

INDEMNITY

47.                             Every Manager and officer for the time being of the Company or any trustee for the time being acting in relation to the affairs of the Company and their respective heirs, executors, administrators, personal representatives or successors or assigns shall be indemnified by the Company to the extent as set out in the Operating Agreement.

TRANSFER BY WAY OF CONTINUATION

48.                             The Company shall, subject to the provisions of the Law and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

DESCRIPTION OF
NAME OF SUBSCRIBER	ADDRESS	SUBSCRIBER
Huntlaw Nominees Ltd.	P.O. Box 1350GT,	Company
	Grand Cayman	1 Membership Interest
Cayman Islands

/s/ Sarah Bolton
By: Sarah Bolton

DATED the 5th day of March, Two Thousand and Four.

Witness to the above signature:

/s/ Sally Castro
Sally Castro

[SEAL]

[SEAL]

Association of the Company.

Special Resolution

RESOLVED as a Special Resolution that the Articles of Association of the Company be amended as follows with immediate effect:

1.               The current Article 31(b) of the Articles shall be removed and shall be replaced in its entirety by a new Article 31(b) as follows:

“31(b). The Managers shall be entitled to act by unanimous written resolution, and a resolution signed by all of the Managers, shall be as valid and effectual as if it had been passed at a meeting of the Managers duly called and constituted. All other provisions relating to written resolutions of the Managers shall be as set out in the Operating Agreement.”

RESOLVED to file this resolution with the companies registry.

Dated: 8th March, 2004

/s/ Sarah Bolton
For and on behalf of
HUNTLAW NOMINEES LTD.

UNANIMOUS WRITTEN RESOLUTIONS of the SOLE MEMBER of KOSMOS ENERGY HOLDINGS (the “Company”) passed pursuant to Article 16 of the Articles of Association of the Company.

Special Resolution

RESOLVED as a Special Resolution that the Articles of Association of the Company be amended as follows with immediate effect:

1.               The current definition of “Membership Interests” in Article 1(a)(ix) of the Articles shall be removed in its entirety and shall be replaced by a new definition of “Membership Interests” as follows:

“Membership Interests”              the property interest as opposed to the personal interest of a Member in the Company, and as a holder of Units, including rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Law, these Articles, the Operating Agreement or otherwise) by virtue of the Units held by that Member and otherwise to participate in the management of the Company; and all obligations, duties and liabilities imposed on that Member (under the Law, these Articles, the Operating Agreement or otherwise) by virtue of the Units held by that Member; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Manager;

RESOLVED to file this resolution with the companies registry.

Dated: 9 March, 2004

/s/ Sarah Bolton
For and on behalf of
HUNTLAW NOMINEES LTD.